Exhibit 99.1
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Explosion at Esterline's Wallop Facility in UK Results in a Fatality;
                        Several Minor Injuries

    BELLEVUE, Wash.--(BUSINESS WIRE)--June 27, 2006--Esterline Technologies Corporation (NYSE:ESL) (www.esterline.com) said today that an explosion occurred yesterday at its recently acquired Wallop Defence Systems subsidiary located in Middle Wallop, Hampshire, UK, resulting in one fatality and several minor injuries. The incident destroyed an oven complex used in the production of military countermeasure flares. The complex was not connected to the main production facility.
    An investigation is underway by Britain's Health and Safety Executive (HSE). The plant will be shut down until HSE concludes its inquiry; currently there is no timeline for this process. A determination of cause will be made upon the completion of the investigation.
    Wallop is a leading manufacturer of military pyrotechnic products in Europe. Esterline acquired the company in March of this year.

    About Esterline:

    Esterline (NYSE:ESL) is a specialized manufacturing company serving principally aerospace/defense and medical markets. Esterline operates in three business segments related to its set of core competencies: Advanced Materials, Avionics & Controls, and Sensors & Systems.
    Operations within the Advanced Materials segment focus on technologies including high-temperature resistant materials used for a wide range of military and commercial aerospace purposes and combustible ordnance and electronic warfare countermeasure products. The Avionics & Controls segment focuses on technology interface systems for commercial and military aircraft and similar devices for land- and sea-based military vehicles, secure communications systems, specialized medical equipment, and other high-end industrial applications. The Sensors & Systems segment includes operations that produce high-precision temperature and pressure sensors, electrical power distribution equipment, and other related systems principally for aerospace and defense customers.

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should" or "will," or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline's or its industry's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline's actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline's public filings with the Securities and Exchange Commission.

    CONTACT: Esterline Technologies Corporation
             Brian D. Keogh, 425-453-9400